Exhibit 10.5

STOCKHOLDERS’ AGREEMENT

dated as of

[●]

among

[NEW SAILFISH],

[APPLE GREEN ENERGY FEEDER LLC],

[APPLE BONDHOLDER],

[RIDE GREEN ENERGY FEEDER LLC]

and

[RIDE BONDHOLDER]

i

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into on [●], by and among [Apple Green Energy Feeder LLC], a Delaware limited liability company (“Apple Green Feeder”), [Apple Bondholder] (“Apple Bondholder” and, together with Apple Green Feeder and any other member of the Apple Group executing a joinder, the “Apple Parties”), [Ride Green Energy Feeder LLC] (“Ride Green Feeder”), [Ride Bondholder] (“Ride Bondholder” and, together with Ride Green Feeder and any other member of the Ride Group executing a joinder, the “Ride Parties”), on the one hand, and [New Sailfish], a Delaware corporation (the “Company”), on the other hand. The Apple Parties and the Ride Parties are sometimes referred to herein as the “Stockholders” and the Stockholders and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, on November [●], 2017 (the “Signing Date”), (i) Stone Energy Corporation, a Delaware corporation (“Sailfish”), Sailfish Merger Sub Corporation, a Delaware corporation, the Company, Talos Energy LLC, a Delaware limited liability company (“Green Energy”), and Talos Production LLC, a Delaware limited liability company (“Green Production”), entered into that certain Transaction Agreement (as may be amended from time to time, the “Transaction Agreement”), (ii) Apollo Management VII, L.P., a Delaware limited partnership and Apollo Commodities Management, L.P., with respect to Series I, a Delaware limited partnership, Riverstone Energy Partners V, L.P., a Delaware limited partnership and Sailfish entered into that certain Support Agreement (as may be amended from time to time, the “Support Agreement”), and (iii) Sailfish, the Company, Green Production, Talos Production Finance Inc., and the lenders and noteholders listed on the signature pages and Schedules A through D thereof entered into that certain Debt Exchange Agreement (the “Debt Exchange Agreement” and collectively with the Support Agreement and the Transaction Agreement, the “Relevant Agreements”);

WHEREAS, pursuant to the transactions contemplated by the Relevant Agreements, as of the date hereof the Stockholders were issued an aggregate of [●] shares of Company Common Stock (as defined herein), consisting of an aggregate of [●] shares of Company Common Stock issued to the Apple Parties (the “Initial Apple Group Shares”) and [●] shares of Company Common Stock issued to the Ride Parties (the “Initial Ride Group Shares” and, together with the Initial Apple Group Shares, the “Initial Stockholder Shares”); and

WHEREAS, the Stockholders and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the transactions contemplated by the Relevant Agreements; (ii) provide for the management, operation and governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that neither the Apple Parties nor the Ride Parties shall be deemed to be Affiliates of the Company or any of its Subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of the Apple Parties or the Ride Parties for purposes of this Agreement.

“Agreement” has the meaning set forth in the introduction.

“Apple Bondholder” has the meaning set forth in the introduction.

“Apple Designee” has the meaning set forth in Section 3.2.

“Apple Director” has the meaning set forth in Section 3.2.

“Apple Green Feeder” has the meaning set forth in the introduction.

“Apple Group” means the Apple Parties and their respective Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of the Apple Group.

“Apple Parties” has the meaning set forth in the introduction.

“beneficial ownership,” including the correlative terms “beneficially own,” “beneficial owner,” “own,” and “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the principal offices of the SEC in Washington, D.C., or banks in the City of Houston in the United States of America are authorized or required by Law to be closed.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Chancery Court” shall have the meaning set forth in Section 5.1(a).

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Closing” has the meaning given such term in the Transaction Agreement.

“Company” has the meaning set forth in the introduction.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0. 01 per share, of the Company.

“Company Confidential Information” has the meaning set forth in Section 4.1(b).

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company immediately after the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) without limiting (i), (A) is not an Apple Director or a Ride Director, (B) for so long as this Agreement has not terminated with respect to the Apple Parties, is not a current director, officer or employee of, any member of the Apple Group, (C) for so long as this Agreement has not terminated with respect to the Ride Parties, is not a current director, officer or employee of, any member of the Ride Group, (D) for so long as this Agreement has not terminated with respect to the Apple Parties, has been determined by the Governance & Nominating Committee in good faith not to have any relationship with any member of the Apple Group that would be material to the director’s ability to be independent from the Apple Parties, (E) for so long as this Agreement has not terminated with respect to the Ride Parties, has been determined by the Governing & Nominating Committee in good faith not to have any relationship with any member of the Ride Group that would be material to the director’s ability to be independent from the Ride Parties and (F) is designated by the Governance & Nominating Committee as a Company Independent Director.

“Debt Exchange Agreement” has the meaning set forth in the preamble.

“Disinterested Director” means, with respect to any Related Party Transaction, each Independent Director of the Company other than any of the following: (i) with respect to any Related Party Transaction in which the Apple Parties or any member of the Apple Group has a direct or indirect material interest, each Apple Director, (ii) with respect to any Related Party Transaction in which the Ride Parties or any member of the Ride Group has a direct or indirect material interest, each Ride Director, and (iii) with respect to any Related Party Transaction in which one or more individual directors has a direct or indirect material interest, each such director; provided, however, that (1) with respect to any Related Party Transaction involving any member of the Apple Group, the Audit Committee may request that the Ride Directors confirm that the Ride Group has no direct or indirect material interest and, if the Audit Committee so requests, no Ride Director shall be a Disinterested Director unless the Ride Directors have provided such confirmation to the Audit Committee and (2) with respect to any Related Party Transaction involving any member of the Ride Group, the Audit Committee may request that the Apple Directors confirm that the Apple Group has no direct or indirect material interest and, if the Audit Committee so requests, no Apple Director shall be a Disinterested Director unless the Apple Directors have provided such confirmation to the Audit Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Termination Date” has the meaning set forth in Section 2.1.

“GAAP” means United States generally accepted accounting principles.

“Governance & Nominating Committee” has the meaning set forth in Section 3.3(c).

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Green Designees” has the meaning set forth in Section 3.2(c).

“Green Directors” has the meaning set forth in Section 3.2(c).

“Green Energy” has the meaning set forth in the preamble.

“Green Non-Aligned Designee” has the meaning set forth in Section 3.2(c).

“Green Non-Aligned Director” has the meaning set forth in Section 3.2(c).

“Green Production” has the meaning set forth in the preamble.

“Group” means the Apple Group, the Ride Group, the Stockholder Group, or the Company Group, as the context requires.

“Independent Director” means a director who is independent under the NYSE listing rules.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Apple Group Shares” has the meaning set forth in the preamble.

“Initial Ride Group Shares” has the meaning set forth in the preamble.

“Initial Stockholder Shares” has the meaning set forth in the preamble.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar legally enforceable requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Common Stock owned by such party, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating Stockholders” means the Apple Parties and the Ride Parties.

“Non-Green Designee” has the meaning set forth in Section 3.2(f).

“Non-Green Director” has the meaning set forth in Section 3.2(f).

“NYSE” means the New York Stock Exchange.

“Other Stockholder” means a holder of Company Common Stock that is not a member of the Stockholder Group.

“Party” and collectively, “Parties”, has the meaning set forth in the introduction.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Related Party Transaction” means any transaction (including any merger or consolidation of the Company with any other entity or association) or series of related transactions in which the Company or any member of the Company Group is a participant and any Stockholder or member of any Stockholder Group (in each case, with respect to which this Agreement has not terminated) or any director has a direct or indirect material interest (other than an interest as a stockholder in the Company proportionate to its Company Stock ownership) other than a transaction or series of related transactions that involves goods, services, property or other consideration valued at less than $120,000 or that is otherwise de minimis in nature.

“Relevant Agreements” has the meaning set forth in the preamble.

“Representatives” has the meaning set forth in Section 4.1(b).

“Ride Bondholder” has the meaning set forth in the introduction.

“Ride Designee” has the meaning set forth in Section 3.2(b).

“Ride Director” has the meaning set forth in Section 3.2(b).

“Ride Green Feeder” has the meaning set forth in the introduction.

“Ride Group” means the Ride Parties and their respective Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of the Ride Group.

“Ride Parties” has the meaning set forth in the introduction.

“SEC” means the Securities and Exchange Commission.

“Sailfish” has the meaning set forth in the preamble.

“Signing Date” has the meaning set forth in the preamble.

“Standstill Period” has the meaning set forth in Section 4.2(c)(i).

“Stockholder Group” means the Apple Group and the Ride Group.

“Stockholders” has the meaning set forth in the introduction.

“Subsidiary” means, with respect to a subject Person, any other Person of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest, or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its Subsidiaries.

“Support Agreement” has the meaning set forth in the preamble.

“Termination Date” has the meaning set forth in Section 2.1.

“Transaction Agreement” has the meaning set forth in the preamble.

“Transaction Documents” means, collectively, this Agreement, the Relevant Agreements and the other Ancillary Agreements (as defined in the Transaction Agreement).

“Transactions” has the meaning given such term in the Transaction Agreement.

“Transfer” means, directly or indirectly (whether by merger, operation of Law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Company Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Company Common Stock or (ii) a hedge, swap or other derivative. “Transferred” and “Transferring” shall have correlative meanings.

ARTICLE II

TERM

Section 2.1 Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically (a) with respect to the Apple Parties, on the first date that the Apple Parties, based on their collective ownership of Company Common Stock, would no longer have the right to nominate an Apple Designee pursuant to Section 3.2(a) and (b) with respect to the Ride Parties, on the first date that the Ride Parties, based on their collective ownership of Company Common Stock, would no longer have the right to nominate a Ride Designee pursuant to Section 3.2(b). Notwithstanding the foregoing, the provisions of Section 4.1, Article V and Article VI, and any claim for breach of the covenants set forth in this Agreement, shall survive the termination of this Agreement. The date that this Agreement terminates with respect to the Apple Parties or the Ride Parties, as applicable, is referred to herein as such Parties’ “Termination Date.” The first date that this Agreement has terminated with respect to both the Apple Parties and the Ride Parties is referred to herein as the “Final Termination Date.”

ARTICLE III

CORPORATE GOVERNANCE MATTERS

Section 3.1 Board Composition.

(a) The Company Board shall initially consist of ten members comprised of (i) two directors designated by the Apple Parties, (ii) two directors designated by the Ride Parties, (iii) one Independent Director jointly designated by the Nominating Stockholders, (iv) the Chief Executive Officer of the Company and (v) four directors, including the chairman of the Company Board, that are Company Independent Directors, initially designated by Sailfish in accordance with the Transaction Agreement. Until the second annual meeting of stockholders held after the date of this Agreement, the Company and each Stockholder shall take all Necessary Action to cause the Chairman of the Company Board to be a Company Independent Director.

(b) The Company and each Stockholder shall take all Necessary Action to cause the directors contemplated by Section 3.1(a) to be divided into three classes of directors, each of which directors shall serve for staggered three-year terms as follows:

(i) the class I directors shall include: one Apple Director specified by the Apple Parties, one Ride Director specified by the Ride Parties and one Company Independent Director designated by the Company in accordance with the Transaction Agreement;

(ii) the class II directors shall include: one Company Independent Director designated by the Company in accordance with the Transaction Agreement, the Chief Executive Officer of the Company and the one Independent Director jointly designated by the Nominating Stockholders pursuant to Section 3.1(a)(iii); and

(iii) the class III directors shall include: one Apple Director specified by the Apple Parties, one Ride Director specified by the Ride Parties and two Company Independent Directors designated by the Company in accordance with the Transaction Agreement.

Notwithstanding the foregoing, the initial term of the class I directors shall expire at the first annual meeting of stockholders of the Company held following the date of this Agreement. The initial term of the class II directors shall expire at the second annual meeting of stockholders of the Company held following the date of this Agreement. The initial term of the class III directors shall expire at the third annual meeting of stockholders of the Company held following the date of this Agreement.

(c) The Company and each Stockholder shall take all Necessary Action to cause the Company Board to be comprised of a total of ten authorized directorships.

Section 3.2 Director Nomination Rights.

(a) In connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), but subject to the allocation of designees among the classes of directors pursuant to Section 3.1, (i) for so long as the Apple Group collectively owns Company Common Stock representing at least one of the following: (A) 15% of the outstanding shares of Company Common Stock or (B) 50% of the Initial Apple Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Apple Parties shall have the right to designate two persons for nomination by the Company Board for election to the Company Board, (ii) upon the Apple Group ceasing to collectively own Company Common Stock representing at least one of the following (A) 15% of the outstanding shares of Company Common Stock or (B) 50% of the Initial Apple Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Apple Parties shall have the right to designate one person for nomination by the Company Board for election to the Company Board for so long as the Apple Group collectively owns Company Common Stock representing at least one of the following (x) 5% of the outstanding shares of Company Common Stock or (y) 50% of the Initial Apple Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares) (each person designated pursuant to (i) or (ii), an “Apple Designee”), and (iii) upon the Apple Group ceasing to collectively own Company Common Stock representing at least one of the following (A) 5% of the outstanding shares of Company Common Stock or (B) 50% of the Initial Apple Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Apple Parties shall thereafter not have the right to designate any Apple Designee pursuant to this Agreement. Any Apple Designee that is serving on the Company Board, together with any director designated in accordance with Section 3.1(a)(i), is an “Apple Director.”

(b) In connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), but subject to the allocation of designees among the classes of directors pursuant to Section 3.1, (i) for so long as the Ride Group collectively owns Company Common Stock representing at least one of the following (A) 15% of the outstanding shares of Company Common Stock or (B) 50% of the Initial Ride Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Ride Parties shall have the right to designate two persons for nomination by the Company Board for election to the Company Board, (ii) upon the Ride Group ceasing to collectively own Company Common Stock representing at least one of the following (A) 15% of the outstanding shares of Company Common Stock or (B) 50% of the Initial Ride Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Ride Parties shall have the right to designate one person for nomination by the Company Board for election to the Company Board for so long as the Ride Group collectively owns Company Common Stock representing at least one of the following (x) 5% of the outstanding shares of Company Common Stock or (y) 50% of the Initial Ride Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares) (each person designated pursuant to (i) or (ii), an “Ride Designee”), and (iii) upon the Ride Group ceasing to collectively own Company Common Stock representing at least one of the following (A) 5% of the outstanding shares of Company Common Stock or (B) 50% of the Initial Ride Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Ride Parties shall thereafter not have the right to designate any Ride Designee pursuant to this Agreement. Any Ride Designee that is serving on the Company Board, together with any director designated in accordance with Section 3.1(a)(ii), is an “Ride Director.”

(c) In connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), but subject to the allocation of designees among the classes of directors pursuant to Section 3.1, (i) for so long as the Stockholders collectively own Company Common Stock representing at least one of the following: (A) 50% of the outstanding shares of Company Common Stock or (B) at least 80% of the Initial Stockholder Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Nominating Stockholders shall have the collective right to designate two additional persons for nomination by the Company Board for election to the Company Board, one of which shall qualify as an Independent Director and the other of whom shall either be the Chief Executive Officer of the Company or shall also qualify as an Independent Director and (ii) upon the Stockholders ceasing to collectively own Company Common Stock representing at least one of the following: (A) 50% of the outstanding shares of Company Common Stock or (B) at least 80% of the Initial Stockholder Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Nominating Stockholders shall have the collective right to designate one additional person for nomination by the Company Board for election to the Company Board, whom shall either be the Chief Executive Officer of the Company or qualify as an Independent Director, for so long as the Nominating Stockholders collectively own Company Common Stock representing at least one of the following (x) 40% of the outstanding shares of Company Common Stock or (y) at least 60% of the Initial Stockholder Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares) (each person designated pursuant to this Section 3.2(c), a “Green Non-Aligned Designee” and, together with the Apple Designees and Ride Designees, the “Green Designees”). Upon the Nominating Stockholders ceasing to collectively own Company Common Stock representing at least one of the following (x) 40% of the outstanding shares of Company Common Stock or (y) at least 60% of the Initial Stockholder Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares), the Nominating Stockholders shall thereafter not have the right to designate any Green Non-Aligned Designee pursuant to this Agreement. Any Green Non-Aligned Designee that is serving on the Company Board is a “Green Non-Aligned Director”, and the Apple Director(s), Ride Director(s) and Green Non-Aligned Director(s) are sometimes referred to herein as the “Green Directors.”

(d) If at any time, the number of outstanding shares of Company Common Stock owned by the Apple Group is less than the number necessary to designate the number of Apple Designees then on the Company Board, then the applicable number of Apple Directors then on the Company Board shall, and the Apple Parties shall take all Necessary Action to cause such Apple Directors to, immediately offer to resign from their directorships, effective as of the Company’s next annual meeting of stockholders. If such resignation is then accepted by the vote of a majority of the Company Independent Directors, the Apple Parties shall take all Necessary Action to cooperate with the other directors and the Company in removing such Apple Director(s) as of such time. If at any time, the number of outstanding shares of Company Common Stock owned by the Ride Group is less than the number necessary to designate the number of Ride Designees then on the Company Board, then the applicable number of Ride Directors then on the Company Board shall, and the Ride Parties shall take all Necessary Action to cause such Ride Directors to, immediately offer to resign from their directorships, effective as of the Company’s next annual meeting of stockholders. If such resignation is then accepted by the vote of a majority of the Company Independent Directors, the Ride Parties shall take all Necessary Action to cooperate with the other directors and the Company in removing such Ride Director(s) as of such time. Following such resignation of any Apple Designee or Ride Designee in accordance with this Section 3.2(d), the Governance & Nominating Committee shall have the exclusive right to fill the resulting vacant directorships with persons who qualify as Company Independent Directors to replace such resigned directors.

(e) No Nominating Stockholder shall designate any Green Designee who it believes does not satisfy the requirements for service on the Company Board set forth in Section 2.13(e) of the Bylaws or the rules and regulations of the NYSE or applicable Law. Upon the identification of any Green Designee by a Nominating Stockholder, the Governance & Nominating Committee shall promptly and in good faith consider each Green Designee. In the event that the Governance & Nominating Committee determines that the Green Designee fails to meet such requirements, such Green Designee shall not be nominated for election to the Company Board, and the applicable Nominating Stockholder(s) shall have the right to designate an alternative applicable Green Designee for consideration. Upon their nomination to the Company Board and from time to time thereafter if reasonably requested by any Nominating Stockholder, the Governance & Nominating Committee shall in good faith consider whether any Green Designee qualifies as a Company Independent Director.

(f) In connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), but subject to the allocation of designees among the classes of directors pursuant to Section 3.1, the Governance & Nominating Committee shall have the right to designate persons who qualify as Company Independent Directors as nominees of the Company Board for election to each directorship for which a Nominating Stockholder is not entitled to designate a Green Designee (each such designee, a “Non-Green Designee” and each such designee serving on the Company Board and each of the Company Independent Directors initially designated to serve on the Company Board by the Company in accordance with the Transaction Agreement, a “Non-Green Director”).

(g) The Company shall cause each Green Designee and Non-Green Designee to be included in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of directors (including at any special meeting of stockholders held for the election of directors), and the Company Board shall recommend such designees for election by the holders of Company Common Stock. The Company shall use its reasonable best efforts to cause the election of each such Green Designee and Non-Green Designee, including soliciting proxies in favor of the election of such persons.

(h) Subject to Section 3.2(e), in the event that any Green Director shall cease to serve as a director for any reason, so long as the nominee for such person’s position is subject to nomination pursuant to Section 3.2(a), (b) or (c), the vacancy resulting therefrom shall be filled by the Company Board with a substitute individual, to be designated and appointed by the same Person(s) who designated such Green Director who has ceased serving as a director on the Company Board.

(i) From and after the date hereof, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of a Non-Green Director, the Governance & Nominating Committee shall have the sole right to fill such vacancy or designate an individual for nomination for election to the Company Board to fill such vacancy.

(j) So long as the Stockholder Group owns at least a majority of the outstanding shares of Company Common Stock, the Company shall avail itself of all available “controlled company” exceptions to the corporate governance listing standards of the NYSE, and, thereafter, the Company shall comply with the corporate governance listing standards of the NYSE, including those relating to the composition of the committees of the Company Board.

(k) For the avoidance of doubt, each Nominating Stockholder shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company.

Section 3.3 Committees of the Company Board. The Company and each Stockholder shall take all Necessary Action to cause the following committees of the Board of Directors to be comprised as set forth in this Section 3.3.

(a) Audit Committee. The Company shall cause the Audit Committee of the Company Board to consist solely of Company Independent Directors. Each of the Nominating Stockholders shall have the right to have a director designated by such Nominating Stockholder serve as an observer on the Audit Committee (with the right to attend meetings and receive materials provided to members of such committee) for so long as such Nominating Stockholder has the right to designate at least one (1) director for election to the Company Board.

Notwithstanding the foregoing, a director designated as an observer may be excluded from any Audit Committee meeting or portion thereof, and the Company may withhold information from such director, if the Audit Committee determines in good faith, after consulting with counsel, that the director’s attendance or access to such information would be reasonably likely to result in the loss of privilege with respect to legal advice or if the matter considered by the Audit Committee involves a Related Party Transaction and the director is not a Disinterested Director with respect thereto.

(b) Compensation Committee. The Company shall cause the Compensation Committee of the Company Board to consist of three directors, including at least one Non-Green Director. Each of the Nominating Stockholders shall have the right to have a director designated by such Nominating Stockholder appointed to serve on the Compensation Committee for so long as such Nominating Stockholder has the right to designate at least one (1) director for election to the Company Board.

(c) Governance & Nominating Committee. The Company shall cause the Governance & Nominating Committee of the Company Board (“Governance & Nominating Committee”) to consist of three directors, including at least two Company Independent Directors. Any Nominating Stockholder who does not have a director designated by such Nominating Stockholders serving as a member of the Governance & Nominating Committee shall have the right to have a director designated by such Nominating Stockholder serve as an observer on the Governance & Nominating Committee (with the right to attend meetings and receive materials provided to members of such committee) for so long as such Nominating Stockholder has the right to designate at least one (1) director for election to the Company Board. Notwithstanding the foregoing, a director designated as an observer may be excluded from any Governance & Nominating Committee meeting or portion thereof, and the Company may withhold information from such director, if the Governance & Nominating Committee Committee determines in good faith, after consulting with counsel, that the director’s attendance or access to such information would be reasonably likely to result in the loss of privilege with respect to legal advice or if the matter considered by the Governance & Nominating Committee involves a Related Party Transaction and the director is not a Disinterested Director with respect thereto.

Section 3.4 Nominating Stockholders Agreement to Vote. From and after the date hereof, each Stockholder shall:

(a) cause their respective shares of Company Common Stock to be present for quorum purposes at any Company stockholder meeting at which directors shall be elected;

(b) cause their respective shares to be voted in favor of the election of each Green Designee designated and nominated for election at such meeting in accordance with this Agreement;

(c) with respect to each nominee for election other than a Green Designee, cause their respective shares to be voted, to the fullest extent practicable, in the respective Stockholder’s sole discretion either (A) in a manner that is proportionate to the manner in which all shares of Company Common Stock owned by Other Stockholders are voted with respect to such nominees, so that, for any such nominee, the shares of Company Common Stock owned by a Stockholder (or its Affiliates) shall reflect voting results with respect to “shares voted for” “shares voted against” “shares abstained” “shares withheld” and “broker non-votes” proportionate to the aggregate voting results for shares of Company Common Stock that are owned by Other Stockholders and that are deemed present in person or by proxy at such stockholder meeting, or (B) in a manner that is consistent with the recommendation of the Governance & Nominating Committee; and

(d) cause their respective shares to be voted against any amendment to the following provisions of the Charter or Bylaws that has not been approved by a majority of the Company Independent Directors: Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 13.1 of the Charter and Sections 3.1(b), 3.2, 4.4, 4.5 and 5.6 of the Bylaws.

Section 3.5 Meeting of Stockholders. Except with respect to the filling of vacancies on the Company Board in accordance with Section 3.2, the Company and each Stockholder shall take all Necessary Action to conduct the election or removal of Company Independent Directors only at a meeting of stockholders and not by consent in lieu of a stockholder meeting. Except with respect to the filling of vacancies on the Company Board in accordance with Section 3.2, each Stockholder shall refrain from, and shall cause its Affiliates to refrain from, executing a consent in lieu of a stockholder meeting for the purpose of electing or removing Company Independent Directors.

Section 3.6 Related Party Transactions. The Company shall not enter into or effect any Related Party Transaction unless such transaction has been approved by a majority of the Disinterested Directors or a majority of the Audit Committee. The Stockholders shall not, and shall cause their respective controlled Affiliates not to, take any action to cause the Company to enter into or effect a Related Party Transaction unless such transaction has been approved by a majority of the Disinterested Directors or a majority of the Audit Committee.

ARTICLE IV

OTHER AGREEMENTS

Section 4.1 Sharing of Information; Confidentiality.

(a) To the extent permitted by antitrust, competition or any other applicable Law, each Stockholder and the Company agrees and acknowledges that the Apple Directors and Ride Directors may share Company Confidential Information with the Apple Parties and the Ride Parties, respectively, subject to the provisions of Section 4.1(b) and Section 4.1(c), and except to the extent sharing such information would reasonably be expected to in a loss of privilege with respect to legal advice.

(b) For a period of one year following the Termination Date for any Party or such longer period pursuant to the last sentence of this Section 4.1(a), subject to Section 4.1(d) and except as contemplated by this Agreement or any Transaction Document, such Party shall not, and shall cause its Affiliates and its and their respective officers, directors, employees, and other agents and representatives (collectively, “Representatives”) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to such Party or its Affiliates, or its limited partners, members or shareholders, any Company Confidential Information. Each Party shall, and shall cause its Affiliates to, use the same degree of care to prevent and restrain the unauthorized disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature. For purposes of this Section 4.1(a), any Information, material or documents relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any member of the Apple Group or the Ride Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of either such Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of such Group not otherwise permissible hereunder, (ii) such Party can demonstrate was or became available to any member of such Group from a source other than the Company or its Affiliates or (iii) is developed independently by a member of such Group without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of such Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information.

(c) Without limiting Section 4.1(a), from the date hereof until the applicable Termination Date, the Stockholders shall, and shall cause their Affiliates to, use the same degree of care to prevent and restrain the unauthorized disclosure of the Company Confidential Information by them and their Representatives, limited partners, members or shareholders as they currently use for their own confidential information of a like nature; provided that, for the avoidance of doubt, following the Termination Date the disclosure and use of Company Confidential Information shall be governed by Section 4.1(a).

(d) If any Stockholder or its Affiliate is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article V of this Agreement), the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall use all reasonable efforts to provide the Company with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that the Company shall have an opportunity to seek an appropriate protective order. The Stockholders agree to take, and cause their Representatives to take, at the Company’s expense, all other reasonable steps necessary to obtain confidential treatment by the Stockholders. Subject to the foregoing, the Stockholders may thereafter disclose or provide any Company Confidential Information to the extent required by such Law or stock exchange requirement (as so advised by counsel) or by lawful process or such Governmental Entity.

Section 4.2 Restrictions on Transferability and Acquisitions.

(a) Apple Lockup. For a period of 12 months beginning on the date hereof, the Apple Parties shall not, and shall not permit any member of the Apple Group to, Transfer or agree to Transfer any shares of Company Common Stock to any Person that is not an Affiliate of the Apple Group (other than to a member of the Ride Group), unless approved by a majority of the Company Independent Directors; provided, however, that the Transfer restrictions in this Section 4.2(a) shall cease to apply to 50% of the Initial Apple Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares and as designated by the Apple Parties) on the six-month anniversary of the date hereof and shall cease to apply to an additional 25% of the Initial Apple Group Shares as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares and as designated by the Apple Parties) on the nine-month anniversary of the date hereof.

(b) Ride Lockup. For a period of 12 months beginning on the date hereof, the Ride Parties shall not, and shall not permit any member of the Ride Group to, Transfer or agree to Transfer any shares of Company Common Stock to any Person that is not an Affiliate of the Ride Group (other than to a member of the Apple Group), unless approved by a majority of the Company Independent Directors; provided, however, that the Transfer restrictions in this Section 4.2(a) shall cease to apply to 50% of the Initial Ride Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares and as designated by the Ride Parties) on the six-month anniversary of the date hereof and shall cease to apply to an additional 25% of the Initial Ride Group Shares as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares and as designated by the Ride Parties) on the nine-month anniversary of the date hereof.

(c) Standstill.

(i) For a period of two years beginning on the date hereof (the “Standstill Period”), the Stockholders shall not, and shall cause their Representatives and controlled Affiliates not to, directly or indirectly, in any manner, (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any Company Common Stock in connection with the election of the Non-Green Directors or the removal of any Non-Green Director, (B) solicit, knowingly encourage or knowingly facilitate, directly or indirectly, any third party to engage in any such solicitation, (C) make any public statement (or statement to an Other Stockholder) in support of any such third-party solicitation or against any of the Company’s director nominees, (D) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Common Stock or (E) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company; provided that subclauses (D) and (E) shall only apply if taken in furtherance of the actions described in subclauses (A), (B) and (C) of this subsection (i).

(d) None of the Stockholders or any member of a Stockholder Group shall Transfer any shares of Company Common Stock to any other Stockholder or member of a Stockholder Group unless such transferee executes a joinder to this Agreement, in form and substance reasonably acceptable to the Company, to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Person effecting the Transfer (or, in the case of a Transfer of Company Common Stock between members of the Apple Group and the Ride Group, to be subject to the restrictions and obligations applicable to the other members of the receiving party’s Group) and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the Stockholders or any Person effecting the Transfer from its obligations under this Agreement. Any Transfer in violation of this Agreement shall be void ab initio and of no force or effect.

(e) Until the first anniversary of the date of this Agreement, none of the Stockholders or any member of a Stockholder Group shall, without the prior approval of a majority of the Company Independent Directors, Transfer any shares of Company Common Stock pursuant to a block sale, market transaction or private sale in which, to the knowledge of any of the Nominating Stockholders or any member of a Stockholder Group, would result in a single purchaser (together with its Affiliates and associates) acquiring beneficial ownership of such number of shares of Company Common Stock which, when combined with the number of shares beneficially owned thereby immediately prior to such sale or transaction, will cause such purchaser to beneficially own in excess of 35% of the Company Common Stock at such time, unless such purchaser agrees in writing to be bound by substantially the same provisions as the Stockholders are bound by pursuant to this Agreement.

(f) Each certificate representing shares of Company Common Stock held of record by the Stockholders or any member of a Stockholder Group shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF [                    , 201    ] AMONG [NEW SAILFISH], [APPLE GREEN ENERGY FEEDER LLC], [RIDE GREEN ENERGY FEEDER LLC], [APPLE BONDHOLDER] AND [RIDE BONDHOLDER], COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND SHALL BE PROVIDED TO A STOCKHOLDER OF THE COMPANY FREE OF CHARGE UPON A REQUEST THEREFOR.”

The legend set forth herein shall remain on all certificates representing such shares until the applicable Termination Date.

Section 4.3 Bylaws. The Company and each Stockholder shall take all Necessary Action to cause the Bylaws to include provisions requiring that: (A) the Governance & Nominating Committee shall have the full power and authority of the Company Board to take any actions required or permitted to be taken by such committee pursuant to this Agreement; (B) a majority of the members of the Governance & Nominating Committee shall qualify as Company Independent Directors; (C) any action of the Governance & Nominating Committee may be approved by a simple majority of the persons then serving as members of such committee, and no greater vote shall be imposed by the Company Board or the Bylaws; (D) all members of the Audit Committee must qualify as Company Independent Directors; (E) each Related Party Transaction that is not approved by the Audit Committee or a majority of the Disinterested Directors shall require the approval of all of the directors then in office; and (F) in addition to any vote required by the governing documents of the Company, the Company Board shall not approve or adopt any Bylaw contrary to the foregoing without the approval of either all of the directors then in office or a majority of the Company Independent Directors.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1 General Provisions.

(a) Each of the Parties (i) irrevocably consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Nothing in this Section 5.1 shall prevent any Party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. The Parties hereby agree that mailing of process or other papers in connection with such action, suit, or proceeding in the manner provided by Section 6.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party accordingly agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where a Party is obligated to take action under this Agreement and such Party fails to take such action each of the Parties expressly acknowledges and agrees that the other Party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party, and that such other Party shall be entitled to enforce specifically the breaching Party’s obligations under this Agreement. Each Party accordingly agrees not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 5.1(b). Each Party further agrees that no other Party and no other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.1(b), and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Corporate Power.

(a) Each Stockholder represents on behalf of itself and the Company represents on behalf of itself, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 6.2 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, regardless of any Laws or legal principles that might otherwise govern under the applicable principles of conflicts of law thereof.

Section 6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 6.3:

If to the Apple Parties, to:

[Apple Green Energy Feeder LLC]

9 West 57th Street

New York, NY 10019

Attention: Gregory Beard

Facsimile: (646) 514-5668

Email: gbeard@apollolp.com

With a copy to:

Apollo Management VII, L.P.

9 West 57th Street

New York, NY 10019

Attention: Laurie Medley

Facsimile: (646) 607-0528

Email: lmedley@apollolp.com

and

Apollo Commodities Management, L.P. with respect to Series I

9 West 57th Street

New York, NY 10019

Attention: Laurie Medley

Facsimile: (646) 607-0528

Email: lmedley@apollolp.com

with a further copy to (which shall not constitute notice):

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention:        James Fox

                         Dan Komarek

Facsimile: (917) 849-5366

Email: jfox@velaw.com

           dkomarek@velaw.com

If to the Ride Parties, to:

[Ride Green Energy Feeder LLC]

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

Attention: General Counsel

Facsimile: (888) 801-9301

Email: legal@riverstonellc.com

with a further copy to (which shall not constitute notice):

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention:        James Fox

                         Dan Komarek

Facsimile: (917) 849-5366

Email: jfox@velaw.com

           dkomarek@velaw.com

If to the Company, to:

[New Sailfish]

500 Dallas St., Suite 2000

Houston, Texas 77002

Attention: General Counsel

Facsimile: (713) 351-4100

Email: bmoss@talosenergyllc.com

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, Texas 77002

Attention: Stephen M. Gill

                  Lande A. Spottswood

Facsimile: (713) 615-5956

Email: sgill@velaw.com

           lspottswood@velaw.com

Section 6.4 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

Section 6.5 Entire Agreement. This Agreement (including the annexes, exhibits and letters hereto) and the other Relevant Agreements constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.

Section 6.6 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. This Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the

Company Independent Directors pursuant to Section 6.7 or Section 6.10) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.7 Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to this Agreement; provided that any amendment or modification of this Agreement shall require the prior written approval of the Company Independent Directors. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided, further, that any waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of the Company Independent Directors. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 6.8 Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 6.9 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 6.10 Enforceable by the Company Independent Directors. All of the Company’s rights under this Agreement and the other Transaction Documents may be enforced exclusively by the Company Independent Directors; provided that nothing in this Agreement shall require the Company Independent Directors to act on behalf of, or enforce any rights of, the Company. Any recovery in connection with an Action brought by the Company Independent Directors hereunder or thereunder shall be for the proportionate benefit of all Other Stockholders.

Section 6.11 Apple Representative. Each Apple Party, by executing and delivering this Agreement or a joinder hereto, hereby appoints [Apple Green Feeder] as the representative to act on behalf of the Apple Parties for all purposes under this Agreement (the “Apple Representative”), including the exercise of all rights of the Apple Parties hereunder and the making of all elections and decisions to be made by the Apple Parties pursuant to this Agreement. The Company hereby acknowledges and agrees that the Apple Representative shall have the power and authority to act on behalf of the Apple Parties pursuant to this Agreement and that the act of the Apple Representative shall constitute the act of each Apple Party for all purposes under this Agreement. The Apple Representative may assign the power and authority granted to the Apple Representative pursuant to this Section 6.11 to any other Apple Party, who shall thereafter serve as the Apple Representative. The Company shall be entitled to rely on any act or writing executed by the Apple Representative.

Section 6.12 Ride Representative. Each Ride Party, by executing and delivering this Agreement or a joinder hereto, hereby appoints [Ride Green Feeder] as the representative to act on behalf of the Ride Parties for all purposes under this Agreement (the “Ride Representative”), including the exercise of all rights of the Ride Parties hereunder and the making of all elections and decisions to be made by the Ride Parties pursuant to this Agreement. The Company hereby acknowledges and agrees that the Ride Representative shall have the power and authority to act on behalf of the Ride Parties pursuant to this Agreement and that the act of the Ride Representative shall constitute the act of each Ride Party for all purposes under this Agreement. The Ride Representative may assign the power and authority granted to the Ride Representative pursuant to this Section 6.12 to any other Ride Party, who shall thereafter serve as the Ride Representative. The Company shall be entitled to rely on any act or writing executed by the Ride Representative.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed as of the date first written above by its respective officer thereunto duly authorized, all as of the date first written above.

[NEW SAILFISH]

By:
Name:
Title:

[APPLE GREEN ENERGY FEEDER LLC]

By:
Name:
Title:

[APPLE BONDHOLDER]

By:
Name:
Title:

[RIDE GREEN ENERGY FEEDER LLC]

By:
Name:
Title:

[RIDE BONDHOLDER]

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]